EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated May 15, 2026, relating to the consolidated balance sheets of CDT Environmental Technology Investment Holdings Limited (the “Company”) and its subsidiaries (the “Group”) as of December 31, 2025, the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years ended December 31, 2025 included in its annual report on Form 20-F for the year ended December 31, 2025, and the incorporation by reference of our report into the following Registration Statements:

(i)	Registration Statement on Form S-8 filed with the SEC on February 14, 2025 (File No. 333-284946).

/s/ Enrome LLP

Enrome LLP

Singapore

May 15, 2026